EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-127918), in the Registration Statement on Form S-3 (No. 333-90786), in the Registration Statements on Form S-4 (Nos. 333-128941 and 333-128932) and in the Registration Statements on Form S-8 (Nos. 333-129709, 333-126999, 333-126566, 333-126565, 333-123759, 333-97417, 333-84352, 333-84346, 333-62806, 333-62808, 333-29993, 33-31530, 33-17963, 2-79437 and 2-47905) of The Goodyear Tire & Rubber Company of our report dated February 17, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
February 17, 2006